Exhibit 99

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154	CONTACT:
Investors: Heather Kos, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS FOURTH QUARTER 2014 RESULTS

•                  Fourth quarter 2014 reported and adjusted EPS were $0.83 and $1.30, respectively, down from $1.35 reported in the fourth quarter 2013

•                  Full year 2014 reported and adjusted EPS were $4.74 and $5.20, respectively, compared to $5.05 of both reported and adjusted EPS in 2013

•                  Reported results include a $33 million non-cash charge for goodwill impairment in Southern Cone

•                  Strong cash flow from operations of $731 million, compared to $619 million from the prior year

•                  2015 EPS guidance, excluding the impact of the pending Penford acquisition, expected to be $5.40-$5.90

WESTCHESTER, Ill., January 30, 2015 - Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the fourth quarter 2014.

“Faced with a slowing world economy and volatile currencies, we concluded 2014 with significant progress on our strategic blueprint. Notably, specialty sales grew to 24 percent of full year net sales and overall volumes grew in each of North America, Asia Pacific, and EMEA.” said Ilene Gordon, chairman, president and chief executive officer.  “Asia Pacific and EMEA achieved record operating income for the full year.  These positives were offset by soft demand and foreign exchange headwinds in South America, and weaker than expected performance in North America.

“Creating shareholder value remains our top priority.  The acquisition of Penford Corporation is expected to close in the first quarter pending regulatory approval.  It should be immediately accretive to earnings and will enhance our high-value specialty ingredient portfolio.  Additionally, we continue to make significant investments in research and development and capital for our specialty portfolio.  Share repurchases in 2014, including those pursuant to our accelerated share repurchase consummated in July, totaled 3.8 million shares.  Our board recently authorized the repurchase of another five million shares over the next five years.  Continuing to appropriately return capital to shareholders while also maintaining a strong balance sheet leaves us well positioned for future growth.

-more-

“As we look ahead to 2015, North America is expected to drive bottom-line growth as it returns to normal from adverse weather in the first quarter of 2014 and margins expand. South America, EMEA, and Asia Pacific are anticipated to improve modestly given expected continuing economic headwinds, slowing economies, and weaker foreign exchange rates resulting from a stronger U.S. dollar across the globe.”

Earnings Per Share (EPS)

	4Q13	4Q14	2013	2014
Reported EPS	$1.35	$0.83	$5.05	$4.74
Impairment	—	0.44	—	0.44
Acquistion costs	—	0.02	—	0.02
Adjusted EPS	$1.35	$1.30	$5.05	$5.20

Estimated factors affecting change in adjusted EPS from 2013

	4Q14	2014
Margin	(0.06)	(0.07)
Volume	0.08	0.30
Foreign exchange	(0.10)	(0.26)
Other income	—	0.08
Total operating items	(0.08)	0.05

Financing costs	0.03	0.04
Shares outstanding	0.06	0.22
Tax rate	(0.06)	(0.14)
Non-controlling interest	—	(0.02)
Total non-operating items	0.03	0.10
Total items affecting EPS	(0.05)	0.15

Financial Highlights

•                  Fourth quarter 2014 results include a non-cash goodwill impairment charge of $33 million based on continued uncertainty over the timing of recovery from challenging economic conditions in Southern Cone.

•                  At December 31, 2014, total debt and cash and short-term investments were $1.8 billion and $614 million, respectively, versus $1.8 billion and $574 million, respectively, at December 31, 2013.

•                  Full year 2014 cash flow provided by operations was $731 million, compared to $619 million in 2013.

•                  During the fourth quarter of 2014, net financing costs were $12 million, or $3 million lower than the year-ago period.

•                  The fourth quarter reported and adjusted effective tax rates were 40.5 percent and 30.8 percent, respectively, compared to 27.4 percent in the year-ago period.  For the full year 2014, the reported and adjusted effective tax rates were 30.2 percent and 28.3 percent, respectively, compared to 26.3 percent in the full year 2013.  Our adjusted tax rate was higher due to two unusual items in 2014. One, the rapid devaluation of the Mexican peso in the last two months of the year increased the U.S. dollar tax expense of our Mexican subsidiaries, which use the U.S. dollar as their functional currency. And two, in the third quarter, the German audit liability recorded increased tax expense which was offset completely in other income. We will receive indemnification for this amount resulting in no impact on net income.

•                  Capital expenditures, net of disposals, were $271 million in the full year 2014 and $295 million in 2013.

•                  During the year, the Company repurchased 3.8 million shares for approximately $300 million, up from 3.4 million shares repurchased during the prior year at $228 million.

Business Review

Total Ingredion

$ in millions	2013 Net sales	FX Impact	Volume	Price/mix	2014 Net sales	% change
Fourth quarter	1,499	-74	44	-101	1,368	-9%
Full year	6,328	-253	142	-549	5,668	-10%

Net Sales

•                  Net sales were down in the fourth quarter and full year as a result of the pass-through of lower raw material costs and currency devaluations, partially offset by volume growth.

Operating income

•                  Fourth quarter reported operating income and adjusted operating income were $118 million and $153 million, respectively.  This was a 26 percent and five percent decrease, respectively, compared to $161 million of reported operating income in the fourth quarter of 2013.  The decrease in adjusted operating income was primarily due to unfavorable price/mix in North America and Asia Pacific.  Strong speciality performance in EMEA helped offset the decline.

•                  Full year reported operating income and adjusted operating income were $581 million and $616 million, respectively.  Adjusted operating income was up one percent compared to 2013 operating income of $613 million, while reported operating income was down five percent when compared to the prior year.  The increase in adjusted operating income was due to volume growth, stronger specialty sales, and lower corporate expenses, which were partially offset by unfavorable product mix in the core product portfolio and weaker foreign exchange rates resulting from a stronger U.S. dollar.

North America

$ in millions	2013 Net sales	FX Impact	Volume	Price/mix	2014 Net sales	% change
Fourth quarter	812	-9	42	-113	732	-10%
Full year	3,647	-33	81	-601	3,094	-15%

Operating income

•                  Fourth quarter operating income decreased from $93 million to $86 million. Late in the quarter, currencies in both Canada and Mexico fell sharply compared to the U.S. dollar contributing to margin compression and lower than expected co-product returns. These factors more than offset the higher volumes attributable to the U.S. and Canada businesses.

•                  Full year operating income was down six percent, or $26 million, from $401 million to $375 million. The impact of the adverse weather in the first quarter and margin compression with lower than expected returns on co-products late in the year more than offset the positive volumes in the U.S. and Canada.

South America

$ in millions	2013 Net sales	FX Impact	Volume	Price/mix	2014 Net sales	% change
Fourth quarter	341	-55	-14	25	297	-13%
Full year	1,334	-207	-1	77	1,203	-10%

Operating income

•                  Operating income in the quarter was $34 million, down eight percent, or $3 million, largely as a result of weaker demand in Brazil and currency devaluations that could not be immediately passed through during the quarter.

•                  Full year operating income was $108 million, down from $116 million last year.  The decline in the Southern Cone could not be offset despite modest improvement in the balance of the regions. The Southern Cone remains a challenging environment, and a non-cash impairment goodwill charge was taken during the fourth quarter.

Asia Pacific

$ in millions	2013 Net sales	FX Impact	Volume	Price/mix	2014 Net sales	% change
Fourth quarter	205	-8	15	-13	199	-3%
Full year	805	-16	47	-42	794	-1%

Operating income

•                  Fourth quarter operating income was $23 million, down 13 percent from $27 million, largely due to unfavorable price/mix variance and weaker foreign exchange rates offset partially by higher volumes.

•                  Full year operating income increased seven percent from $97 million to $104 million.  Volume growth throughout the region more than offset weaker foreign exchange rates.

Europe, Middle East, Africa (EMEA)

$ in millions	2013 Net sales	FX Impact	Volume	Price/mix	2014 Net sales	% change
Fourth quarter	141	-2	1	—	140	-1%
Full year	542	3	16	17	578	+7%

Operating income

•                  Fourth quarter operating income increased 31 percent to $27 million, up from $20 million a year ago, due to increased volumes in Europe and lower costs in Europe and Pakistan.

•                  Full year operating income was $95 million, up $21 million, an increase of 29 percent.  Continued momentum in Europe and strong results in Pakistan drove improvement in the region.

2015 Guidance

2015 EPS, excluding the impact of the pending Penford acquisition, is expected to be in a range of $5.40 to $5.90 compared to adjusted EPS of $5.20 in 2014.  The guidance assumes: overall improvement in North America and modest improvement in our other regions given economic headwinds; an improved mix in our core products; good momentum in specialty products; an effective tax rate of 29 - 30 percent; and earnings per share accretion attributable to the 2014 accelerated share repurchase program.  We expect all four regions to deliver increased operating income and sales of specialty ingredients are expected to continue to grow faster than our core portfolio of products.

Cash generated by operations is expected to be approximately $650-$700 million in 2015, down from 2014, as declines in working capital last year from reduced corn costs relative to 2013 will moderate as corn costs are expected to be relatively flat this year versus last year.

Capital expenditures in 2015 are anticipated to be approximately $300 million.  These investments will support organic growth and cost reductions across the organization.

Conference Call and Webcast

Ingredion will conduct a conference call today at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Jack Fortnum, chief financial officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Ingredion web site at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients. With customers in more than 100 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.  Factors relating to the pending acquisition of Penford Corporation that could cause actual results and developments to differ from expectations include:  required regulatory approvals may not be obtained in a timely manner, if at all; the pending acquisition may not be consummated in a timely manner or at all; the anticipated benefits of the pending acquisition, including synergies, may not be realized; and the integration of Penford’s operations with those of Ingredion may be materially delayed or may be more costly or difficult than expected.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013  and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(In millions, except per share amounts)	2014	2013	%	2014	2013	%
Net sales before shipping and handling costs	$1,450.3	$1,579.4	(8)%	$5,998.1	$6,653.1	(10)%
Less: shipping and handling costs	82.0	80.2	2%	329.7	324.8	2%
Net sales	$1,368.3	$1,499.2	(9)%	$5,668.4	$6,328.3	(10)%
Cost of sales	1,096.3	1,208.5	(9)%	4,553.1	5,197.1	(12)%
Gross profit	$272.0	$290.7	(6)%	$1,115.3	$1,131.2	(1)%

Operating expenses	126.0	135.0	(7)%	524.7	534.2	(2)%
Other (income), net	(5.1)	(5.0)		(23.5)	(15.7)
Impairment charge	32.8	—		32.8	—
Operating income	$118.3	$160.7	(26)%	$581.3	$612.7	(5)%
Financing costs, net	12.2	15.1	(19)%	61.2	65.9	(7)%
Income before income taxes	$106.1	$145.6	(27)%	$520.1	$546.8	(5)%
Provision for income taxes	43.0	39.9		156.8	144.0
Net income	$63.1	$105.7	(40)%	$363.3	$402.8	(10)%
Less: Net income attributable to non-controlling interests	2.0	2.2	(9)%	8.4	7.1	18%
Net income attributable to Ingredion	$61.1	$103.5	(41)%	$354.9	$395.7	(10)%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding-
Basic	72.0	75.6		73.6	77.0
Diluted	73.4	76.9		74.9	78.3

Earnings per common share of Ingredion-
Basic	$0.85	$1.37	(38)%	$4.82	$5.14	(6)%
Diluted	$0.83	$1.35	(39)%	$4.74	$5.05	(6)%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
(In millions, except share and per share amounts)	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$580	$574
Short-term investments	34	—
Accounts receivable — net	762	832
Inventories	699	723
Prepaid expenses	21	17
Deferred income taxes	48	68
Total current assets	2,144	2,214

Property, plant and equipment — net	2,073	2,156
Goodwill	478	535
Other intangible assets — net	290	311
Deferred income taxes	4	15
Investments	5	11
Other assets	97	118
Total assets	$5,091	$5,360

Liabilities and equity
Current liabilities
Short-term borrowings	$23	$93
Accounts payable and accrued liabilities	698	727
Total current liabilities	721	820

Non-current liabilities	157	163
Long-term debt	1,804	1,717
Deferred income taxes	180	207
Share-based payments subject to redemption	22	24

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares-$0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares-$0.01 par value — 77,810,875 and 77,672,670 shares issued at December 31, 2014 and 2013, respectively	1	1
Additional paid-in capital	1,164	1,166
Less: Treasury stock (common stock; 6,488,605 and 3,361,180 shares at December 31, 2014 and 2013, respectively) at cost	(481)	(225)
Accumulated other comprehensive loss	(782)	(583)
Retained earnings	2,275	2,045
Total Ingredion stockholders’ equity	2,177	2,404
Non-controlling interests	30	25
Total equity	2,207	2,429

Total liabilities and equity	$5,091	$5,360

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
(In millions)	2014	2013

Cash provided by operating activities:
Net income	$363	$403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	195	194
Write-off of impaired assets	33	—
Decrease in margin accounts	39	14
Decrease (increase) in other trade working capital	45	(71)
Other	56	79
Cash provided by operating activities	731	619

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(271)	(295)
Proceeds from sale of investment	11	—
Short-term investments	(34)	19
Other	—	2
Cash used for investing activities	(294)	(274)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	18	(32)
Repurchases of common stock, net of issuances	(284)	(214)
Dividends paid (including to non-controlling interests)	(128)	(112)
Excess tax benefit on share-based compensation	6	5
Cash used for financing activities	(388)	(353)

Effect of foreign exchange rate changes on cash	(43)	(27)
Increase (decrease) in cash and cash equivalents	6	(35)
Cash and cash equivalents, beginning of period	574	609
Cash and cash equivalents, end of period	$580	$574

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(Dollars in millions)	2014	2013	%	2014	2013	%
Net Sales
North America	$731.6	$811.6	(10)%	$3,093.6	$3,646.9	(15)%
South America	297.0	341.4	(13)%	1,203.3	1,333.8	(10)%
Asia Pacific	199.4	204.9	(3)%	793.7	805.4	(1)%
EMEA	140.3	141.3	(1)%	577.8	542.2	7%
Total	$1,368.3	$1,499.2	(9)%	$5,668.4	$6,328.3	(10)%

Operating Income
North America	$86.4	$92.6	(7)%	$375.1	$400.8	(6)%
South America	33.9	36.9	(8)%	107.7	116.4	(7)%
Asia Pacific	23.4	26.8	(13)%	103.5	97.0	7%
EMEA (a)	26.5	20.2	31%	95.2	73.8	29%
Corporate (b)	(17.0)	(15.8)	8%	(65.3)	(75.3)	(13)%
Sub-total	153.2	160.7	(5)%	616.2	612.7	1%
Impairment charge	(32.8)	—		(32.8)	—
Acquisition costs	(2.1)	—		(2.1)	—
Total	$118.3	$160.7	(26)%	$581.3	$612.7	(5)%

(a) Includes a $3 million gain from the sale of an idled plant in Kenya for the quarter and year ended December 31, 2014.

(b) Includes $7 million of income relating to a tax indemnification agreement with an offsetting expense of $7 million recorded in the provision for income taxes for the year ended December 31, 2014.

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as costs related to the announced Penford acquisition, impairment and restructuring costs, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.

A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Net Income and Adjusted Diluted Earnings Per Share (“EPS”) to GAAP Net Income and Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2014		December 31, 2013		December 31, 2014		December 31, 2013
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$61.1	$0.83	$103.5	$1.35	$354.9	$4.74	$395.7	$5.05

Add back:

Impairment charge	32.8	0.44	—	—	32.8	0.44	—	—

Acquisition costs, net of income tax benefit of $0.4 million for the year ended December 31, 2014	1.7	0.02	—	—	1.7	0.02	—	—

Non-GAAP adjusted net income	$95.6	$1.30	$103.5	$1.35	$389.4	$5.20	$395.7	$5.05

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Operating Income to GAAP Operating Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2014	2013	2014	2013

Operating income	$118.3	$160.7	$581.3	$612.7

Add back:

Impairment charge	32.8	—	32.8	—

Acquisition costs	2.1	—	2.1	—

Non-GAAP adjusted operating income	$153.2	$160.7	$616.2	$612.7

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Effective Income Tax Rate to GAAP Effective Income Tax Rate

(Unaudited)

	Income before		Provision for		Effective Income Tax
	Income Taxes (a)		Income Taxes (b)		Rate (b/a)
	2014		2014		2014
(Dollars in millions)	Fourth Qtr	Full Year	Fourth Qtr	Full Year	Fourth Qtr	Full Year

As Reported	$106.1	$520.1	$43.0	$156.8	40.5%	30.2%

Add back:

Impairment charge	32.8	32.8	—	—

Acquisition costs	2.1	2.1	0.4	0.4

Adjusted non-GAAP	$141.0	$555.0	$43.4	$157.2	30.8%	28.3%